Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 12, 2025, Phreesia, Inc. (“Phreesia” or the “Company”) completed its acquisition (the “Acquisition”) of AccessOne Parent Holdings, Inc. and its subsidiaries (“AccessOne”). In connection with the Acquisition, the Company entered into a new secured term loan (the “Bridge Loan”), the net proceeds of which were used to fund a portion of the purchase price of the Acquisition, with the remainder funded by cash on hand. The unaudited pro forma condensed combined financial information presented below is derived from the historical consolidated financial statements of Phreesia and the historical consolidated financial statements of AccessOne, adjusted to give effect to the Acquisition and the Bridge Loan.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), and rules of the Securities and Exchange Commission (the "SEC"), and linking the effects of the Acquisition and the Bridge Loan to the historical combined financial statements (the “Transaction Accounting Adjustments” and the “Other Transaction Accounting Adjustments,” respectively).

The unaudited pro forma condensed combined balance sheet as of October 31, 2025 gives pro forma effect to the Acquisition and the Bridge Loan as if they had been completed and entered into, respectively, on October 31, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2025 and for the year ended January 31, 2025 give pro forma effect to the Acquisition and Bridge Loan as if they had been completed and entered into, respectively, on February 1, 2024. The Company’s fiscal year ends on January 31, while AccessOne’s fiscal year ends on December 31. While a one-month difference in fiscal year ends exists, no adjustment for this difference was made in the unaudited pro forma condensed combined balance sheet or the unaudited pro forma condensed combined statements of operations. Accordingly, the unaudited pro forma condensed combined balance sheet includes AccessOne’s financial information as of September 30, 2025 and the unaudited pro forma condensed combined statements of operations include the nine months ended September 30, 2025 and the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only. It is not necessarily indicative of the operating results that would have occurred if the Acquisition had been completed as of the dates indicated in each pro forma presentation, nor is it indicative of the future combined results of operations or financial position of the Company. Further, Transaction Accounting Adjustments and Other Transaction Accounting Adjustments represent management’s best estimates based on information available as of the date of this filing. They are subject to change as additional information becomes available.

The pro forma adjustments reflecting the completion of the Acquisition in this unaudited pro forma condensed combined financial information have been prepared using the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting depends on specific valuations and other studies that have yet to be completed. Accordingly, the acquisition adjustments included in the unaudited condensed combined pro forma financial information are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. The actual results reported in periods following the Acquisition may differ significantly from those reflected in this unaudited pro forma condensed combined financial information presented herein for several reasons, including, but not limited to, differences between the assumptions used to prepare this unaudited pro forma condensed combined financial information and actual results.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with (i) Phreesia’s Annual Report on Form 10-K for the year ended January 31, 2025, (ii) Phreesia’s Quarterly Report on Form 10-Q for the nine months ended October 31, 2025, (iii) the historical audited consolidated financial statements of AccessOne Parent Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023, which are included in Exhibit 99.1 to this Current Report on Form 8-K, and (iv) the historical unaudited condensed consolidated financial statements of AccessOne Parent Holdings, Inc. and Subsidiaries as of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024, which are included in Exhibit 99.2 to this Current Report on Form 8-K.

Unaudited Pro forma Condensed Combined Balance Sheet
As of October 31, 2025
(in thousands)

	Phreesia (Historical)	AccessOne (Historical)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro forma Combined
Assets
Current:
Cash, cash equivalents, and restricted cash	$106,371	$12,692	$(171,936)	a	$106,878	i	$54,005
Settlement assets	25,391	—	—		—		25,391
Accounts receivable, net	88,257	1,334	(626)	b	—		88,965
Cardholder receivables	—	66,683	(24,146)	b	—		42,537
Deferred purchase price receivable	—	20,120	(1,240)	b	—		18,880
Accrued interest and fees receivable	—	940	(546)	b	—		394
Deferred contract acquisition costs	427	29	(29)	b	—		427
Prepaid expenses and other current assets	20,460	559	(183)	b	—		20,836
Total current assets	240,906	102,357	(198,706)		106,878		251,435
Property and equipment, net	21,111	279	(23)	b	—		21,367
Capitalized internal-use software, net	54,093	—	—		—		54,093
Operating lease right-of-use assets	820	1,291	568	b	—		2,679
Deferred contract acquisition costs	444	—	—		—		444
Intangible assets, net	25,532	172	66,428	c	—		92,132
Goodwill	75,845	71,964	5,703	c	—		153,512
Deferred tax asset	1,640	288	(288)	b	—		1,640
Long-term cardholder receivables	—	79,175	(27,186)	b	—		51,989
Long-term deferred purchase price receivable	—	—	5,639	b	—		5,639
Other assets	3,081	411	(204)	b	—		3,288
Total Assets	$423,472	$255,937	$(148,069)		$106,878		$638,218
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$25,391	$—	$—		$—		$25,391
Current portion of finance lease liabilities and other debt	6,199	34,444	(34,444)	d	106,878	ii	113,077
Current portion of operating lease liabilities	746	578	107	b	—		1,431
Accounts payable	6,218	486	166	b	—		6,870
Accrued expenses	30,517	1,598	1,617	e	—		33,732
Current portion of due to health care providers	—	71,264	(29,519)	b	—		41,745
Deferred revenue	29,712	25	(5)	b	—		29,732
Other current liabilities	—	173	(6)	b	—		167
Total current liabilities	98,783	108,568	(62,084)		106,878		252,145
Long-term finance lease liabilities and other debt	3,353	—	—		—		3,353
Operating lease liabilities, non-current	132	1,159	15	b	—		1,306
Long-term deferred revenue	151	—	—		—		151
Long-term deferred tax liabilities	683	—	2,425	f	—		3,108
Long-term due to health care providers	—	83,658	(32,637)	b	—		51,021
Other long-term liabilities	41	—	—		—		41
Total Liabilities	103,143	193,385	(92,281)		106,878		311,125
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—	—		—		—
Common stock	616	—	—		—		616
Additional paid-in capital	1,166,078	68,028	(68,028)	g	—		1,166,078
Accumulated deficit	(800,485)	(5,476)	12,240	g	—		(793,721)
Accumulated other comprehensive income (loss)	(360)	—	—		—		(360)
Treasury stock, at cost	(45,520)	—	—		—		(45,520)
Total Stockholders’ Equity	320,329	62,552	(55,788)		—		327,093
Total Liabilities and Stockholders’ Equity	$423,472	$255,937	$(148,069)		$106,878		$638,218
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro forma Condensed Combined Statement of Operations
Nine Months Ended October 31, 2025
(in thousands, except share and per share data)

	Phreesia (Historical)	AccessOne (Historical)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro forma Combined
Revenue:
Subscription and related services	$163,537	$—	$—		$—		$163,537
Payment solutions	85,739	34,628	—		—		120,367
Network solutions	104,248	—	—		—		104,248
Total revenues	353,524	34,628	—		—		388,152
Expenses:
Cost of revenue (excluding depreciation and amortization)	52,373	—	—		—		52,373
Payment solutions cost of revenue (excluding depreciation and amortization)	61,360	16,104	—		—		77,464
Sales and marketing	75,587	1,244	—		—		76,831
Research and development	90,556	4,536	—		—		95,092
General and administrative	52,938	5,037	—		—		57,975
Depreciation	9,464	180	—		—		9,644
Amortization	12,301	512	6,288	h	—		19,101
Total expenses	354,579	27,613	6,288		—		388,480
Operating (loss) income	(1,055)	7,015	(6,288)		—		(328)
Other income (expense), net	1,680	—	—		—		1,680
Interest income (expense), net	758	(3,080)	3,080	i	(8,942)	iii	(8,184)
Total other income (expense), net	2,438	(3,080)	3,080		(8,942)		(6,504)
Income (loss) before income tax (expense) benefit	1,383	3,935	(3,208)		(8,942)		(6,832)
Income tax (expense) benefit	(372)	(1,125)	786	j	—	iv	(711)
Net income (loss)	$1,011	$2,810	$(2,422)		$(8,942)		$(7,543)
Net income (loss) per share attributable to common stockholders:
Basic	$0.02						$(0.13)
Diluted	$0.02						$(0.13)
Weighted-average common shares outstanding:
Basic	59,513,478						59,513,478
Diluted	61,491,761		(1,978,283)	k			59,513,478

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro forma Condensed Combined Statement of Operations
Year Ended January 31, 2025
(in thousands, except share and per share data)

	Phreesia (Historical)	AccessOne (Historical)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro forma Combined
Revenue:
Subscription and related services	$196,510	$—	$—		$—		$196,510
Payment solutions	101,740	49,217	—		—		150,957
Network solutions	121,563	—	—		—		121,563
Total revenues	419,813	49,217	—		—		469,030
Expenses:
Cost of revenue (excluding depreciation and amortization)	66,227	—	—		—		66,227
Payment solutions cost of revenue (excluding depreciation and amortization)	68,707	21,820	—		—		90,527
Sales and marketing	121,129	1,697	—		—		122,826
Research and development	117,364	6,192	—		—		123,556
General and administrative	76,597	8,108	6,892	l	—		91,597
Depreciation	14,183	312	—		—		14,495
Amortization	13,703	684	8,383	h	—		22,770
Total expenses	477,910	38,813	15,275		—		531,998
Operating (loss) income	(58,097)	10,404	(15,275)		—		(62,968)
Other income (expense), net	1,956	—	—		—		1,956
Interest income (expense), net	330	(4,913)	4,913	i	(11,922)	iii	(11,592)
Total other income (expense), net	2,286	(4,913)	4,913		(11,922)		(9,636)
(Loss) income before income tax (expense) benefit	(55,811)	5,491	(10,362)		(11,922)		(72,604)
Income tax (expense) benefit	(2,716)	(582)	14,532	j	—	iv	11,234
Net (loss) income	$(58,527)	$4,909	$4,170		$(11,922)		$(61,370)
Net loss per share attributable to common stockholders:
Basic	$(1.02)						$(1.07)
Diluted	$(1.02)						$(1.07)
Weighted-average common shares outstanding:
Basic	57,589,687						57,589,687
Diluted	57,589,687						57,589,687
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation and Description of the Acquisition

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma financial condition and results of operations based upon the historical financial information after giving effect to the Acquisition and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

Phreesia’s fiscal year ends on January 31, while AccessOne’s fiscal year ends on December 31. While a one-month difference in fiscal year ends exists, no adjustment for this difference was made in the unaudited pro forma condensed combined balance sheet or the unaudited pro forma condensed combined statements of operations. Accordingly, the unaudited pro forma condensed combined balance sheet includes AccessOne’s financial information as of September 30, 2025 and the unaudited pro forma condensed combined statements of operations include the nine months ended September 30, 2025 and the year ended December 31, 2024.

The unaudited pro forma condensed combined balance sheet as of October 31, 2025 gives pro forma effect to the Acquisition and the Bridge Loan as if they had been completed and entered into, respectively, on October 31, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2025 and for the year ended January 31, 2025 give pro forma effect to the Acquisition and the Bridge Loan as if they had been completed and entered into, respectively, on February 1, 2024. The historical financial statements of Phreesia and AccessOne have been adjusted to give pro forma effect to events that are directly attributable to the Acquisition and the Bridge Loan, and where management believes there is a reasonable and supportable basis for the adjustment. Transaction Accounting Adjustments and Other Transaction Accounting Adjustments do not reflect any anticipated synergies, cost savings, or integration costs and are factually supportable and directly related to the Acquisition.

Description of the Acquisition and Bridge Loan

On August 29, 2025, the Company entered into a definitive agreement (the “Merger Agreement”) to acquire 100% of the outstanding equity of AccessOne. The Acquisition was completed on November 12, 2025 (the “Closing Date”) for total consideration of $163.7 million. The purchase price for the Acquisition does not include any contingent consideration, earn-outs, or seller notes.

The Acquisition was funded with a combination of cash and the net proceeds from the Bridge Loan, a secured term loan, entered into on the Closing Date with Goldman Sachs Bank USA. The Bridge Loan has an outstanding principal amount of $110.0 million and bears interest at a per annum rate equal to the three-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 4.00% per annum. The Bridge Loan matures on November 11, 2026. The interest rate applicable to the Bridge Loan will increase by 0.5% every three months following the Closing Date. The Company incurred approximately $3.1 million in debt discount consisting of $1.2 of debt issuance costs and $1.9 million of original issue discount related to the Bridge Loan. Net proceeds of the Bridge Loan were $106.9 million, which represents the principal of the Bridge Loan less the debt discount.

The Acquisition was accounted for under the acquisition method in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the assets acquired and liabilities assumed have been measured at fair value based on various estimates and methodologies, including the income and market approaches. The excess of the fair value of purchase consideration over the values of the identifiable assets and liabilities is recorded as goodwill. Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

When determining the fair value of assets acquired and liabilities assumed, the Company makes significant estimates and assumptions, especially with respect to fair value of identifiable intangible assets. These estimates are based on key assumptions related to the Acquisition, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the Company, data that was available through the public domain and unobservable inputs, such as historical financial information of the acquired business.

The Company has not yet finalized a valuation analysis of the fair value of AccessOne’s assets to be acquired and liabilities to be assumed, including identifiable intangible assets. Using the estimated total consideration for the

Acquisition, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare the Transaction Accounting Adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Phreesia has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the Transaction Accounting Adjustments. The final purchase price allocation may include (i) changes in allocations to identifiable intangible assets or goodwill based on the results of certain valuations that have yet to be finalized, (ii) other changes to assets and liabilities, and (iii) assessment of tax positions and tax rates.

For purposes of measuring the estimated fair value of the tangible and identifiable intangible assets acquired and the liabilities assumed, the Company has applied the guidance in Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), which establishes a framework for measuring fair value. ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

Note 2. Significant accounting policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended January 31, 2025. Adjustments to conform AccessOne’s historical financial statements to the Company’s accounting policies in the preparation of the unaudited pro forma condensed combined financial information were not significant. This is subject to change as further assessment is performed and finalized for purchase accounting. As part of the application of ASC 805, Phreesia will continue conducting a detailed review of AccessOne’s accounting policies to determine if differences in accounting policies require reclassification or adjustment of AccessOne’s results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3. Preliminary purchase price allocation

Preliminary purchase consideration

The total preliminary purchase consideration including amounts deposited into escrow is $163.7 million. This includes the base purchase price of $160.0 million, plus estimated adjustments for working capital and closing cash. Escrow deposits totaling $8.6 million were established under the Merger Agreement to cover potential indemnity obligations and post-closing adjustments. The Company does not control the escrow deposits. Accelerated unvested options, retention bonuses, severance, and certain change-of-control payments are contingent on post-closing actions or continued service and are therefore treated as post-closing compensation expense, not consideration under ASC 805 and were not significant. Other change-of-control bonuses totaling $1.4 million were paid pursuant to existing change-of-control agreements not contingent on continued service and were included in purchase consideration.

The purchase price does not include any contingent consideration, earn-outs, or seller notes. The consideration was funded with a combination of cash on hand and the net proceeds from the Bridge Loan. All amounts are preliminary and subject to change pending final closing statements and completion of the Company’s valuation procedures.

Preliminary purchase price allocation

The Company performed a preliminary valuation analysis of the estimated fair value of the assets acquired and liabilities assumed in connection with the Acquisition. The allocation was prepared in accordance with ASC 805. The following table summarizes the allocation of the preliminary purchase price as of the Closing Date (in thousands):

Assets	November 12, 2025
Cash and restricted cash	$10,474
Accounts receivable	708
Cardholder receivables	42,537
Deferred purchase price receivable	18,880
Accrued interest and fees receivable	394
Prepaid expenses and other current assets	376
Property and equipment	256
Operating lease right-of-use assets	1,859
Intangible assets	66,600
Goodwill	77,667
Long-term cardholder receivables	51,989
Long-term deferred purchase price receivable	5,639
Other assets	207
Total assets acquired	$277,586
Liabilities
Current portion of operating lease liabilities	$685
Accounts payable	652
Accrued expenses	2,375
Current portion of due to health care providers	41,745
Deferred revenue	20
Other current liabilities	167
Operating lease liabilities, non-current	1,174
Deferred tax liabilities	16,081
Long-term due to health care providers	51,021
Total liabilities assumed	113,920
Net assets acquired	$163,666

This estimated preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price will be completed when the Company has completed the detailed valuations and necessary calculations within the measurement period ending 12 months from the Closing Date. The final allocation could differ materially from the preliminary calculation used in the pro forma adjustments. The final allocation may include (i) changes in allocations to identifiable intangible assets including goodwill, (ii) other changes to assets and liabilities, and (iii) assessment of tax positions and tax rates.

Intangible assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following (in thousands, excluding years):

Intangible Assets	Approximate Fair Value	Estimated Useful Life
		(in years)
Customer relationships	$44,500	7.5
Technology	15,500	6.0
Trademark	6,600	12.0
	$66,600

The amortization expense related to the identifiable intangible assets is reflected as a Transaction Accounting Adjustment within amortization in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 5. The fair values of the identifiable intangible assets are preliminary and are based on management’s estimates as of the Closing Date. The preliminary fair value of the identifiable intangible assets was determined using the multi-period excess earnings method and relief from royalty method, under the income approach. The Company applied judgment in estimating the fair value of customer relationships under the multi-period excess earnings method which involved the use of significant assumptions with respect to revenue growth rates, contributory asset charges, asset adjustments and add backs, customer attrition rate, discount rate, and terminal growth rate. The preliminary fair value of the developed technology and trademark was estimated using the relief from royalty method which incorporates assumptions for obsolescence, attrition, royalty rates, tax rate, and discount rate.

The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value and useful life assigned and amortization methodology used for each identifiable intangible asset.

Note 4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction Accounting Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined balance sheet as of October 31, 2025:

a.Represents preliminary adjustments to reflect the cash outflow for purchase consideration and transaction expenses. These amounts are based on management’s best estimates and are subject to change upon finalization of closing statements. See Note 3 for details of the purchase price allocation. The adjustments to cash and restricted cash are summarized as follows (in thousands):

Purchase consideration (Note 3.)	$(163,666)
Adjustment to fair value on Closing Date (Note 4.b.)	(2,218)
Adjustment for transaction expenses (Note 5.l.)(1)	(6,052)
Total Transaction Accounting Adjustments	$(171,936)

(1) Represents the payment of transaction expenses on the Closing Date.

b. Represents fair value adjustments to the opening balance sheet as of the Closing Date. Material adjustments to fair value were recorded in cardholder receivables, deferred purchase price receivable, and amounts due to health care providers. The calculation of fair value is preliminary and subject to change. The fair value of the cardholder receivables, deferred purchase price receivable, and amounts due to health care providers was determined using a discounted cash flow methodology, which incorporates significant assumptions related to contractual terms, expected repayment and settlement timing, and counterparty credit quality.

c. Reflects the recognition of identifiable intangible assets and goodwill as described in Note 3. The adjustments to identifiable intangible assets and goodwill are summarized as follows (in thousands):

	Intangible Assets	Goodwill
Adjustment to remove AccessOne’s historical balances	$(172)	$(71,964)
Adjustment to reflect fair value at Closing Date (Note 4.b.)	66,600	77,667
Total Transaction Accounting Adjustments	$66,428	$5,703

d. Represents adjustments to remove AccessOne’s historical debt obligations including any debt discount not assumed by Phreesia. These obligations were settled at closing and are eliminated from the unaudited pro forma condensed combined balance sheet. The following summarizes the adjustments at the Closing Date (in thousands):

Adjustment to reflect liabilities settled at Closing Date	$(35,221)
Adjustment to reflect fair value at Closing Date (Note 4.b.)	777
Total Transaction Accounting Adjustments	$(34,444)

e. Primarily represents the accrual of $0.8 million of transaction expenses for the Acquisition that were accrued by the Company at closing and paid subsequent to closing and $0.8 million of adjustments to reflect fair value at the Closing Date.

f. Reflects the purchase accounting adjustment to AccessOne’s deferred tax liabilities of $16.1 million associated with the acquired intangible assets and the release of a portion of the Company’s preexisting deferred tax asset valuation allowance of $13.7 million in the pro forma condensed combined financial information.

g. Reflects the elimination of AccessOne’s historical equity balances, recognition of transaction expenses incurred by Phreesia in connection with the Acquisition, and the release of the valuation allowance on the Company’s deferred tax assets. Transaction expenses and the valuation allowance release are nonrecurring. The following summarizes the adjustments related to stockholder’s equity (in thousands):

	Elimination of Historical AccessOne Equity(1)	Transaction Expenses(2)	Valuation Allowance Release(3)	Total Transaction Accounting Adjustments
Additional paid-in capital	$(68,028)	$—	$—	$(68,028)
Accumulated deficit	5,476	(6,892)	13,656	12,240
Total	$(62,552)	$(6,892)	$13,656	$(55,788)

(1) Represents the elimination of the historical AccessOne equity.

(2) These non-recurring transaction expenses are reflected as if they were incurred on October 31, 2025, the date of the Acquisition for purposes of the unaudited pro forma condensed combined balance sheets.

(3) Represents the release of a portion of the valuation allowance related to the Company's preexisting deferred tax assets primarily due to the recognition of deferred income tax liabilities associated with the acquired intangible assets. The Company has determined that the deferred tax liabilities related to the Acquisition provide sufficient taxable income to realize a portion of the Company’s preexisting deferred tax assets. The income tax benefit adjustment related to the reduction of the valuation allowance is nonrecurring.

Other Transaction Accounting Adjustments include the following, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined balance sheet as of October 31, 2025:

i.Reflects the portion of the purchase price for the Acquisition that was funded with net proceeds from the Bridge Loan.

ii. Represents the net proceeds from the Bridge Loan obtained on the Closing Date. The Bridge Loan matures on November 11, 2026 and is classified as a current liability because its contractual term is approximately one year.

Note 5. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Transaction Accounting Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2025 and for the year ended January 31, 2025.

h. Reflects the amortization expense related to finite-lived identifiable intangible assets acquired in connection with the Acquisition based on preliminary fair values and estimated useful lives and the elimination of AccessOne’s historical amortization expense. See Note 3. The following table summarizes these adjustments (in thousands):

	Nine months ended October 31, 2025	Year ended January 31, 2025
Adjustment to remove AccessOne’s historical amortization expense	$(512)	$(684)
Adjustment to reflect Acquisition intangible assets amortization expense	6,800	9,067
Total Transaction Accounting Adjustments	$6,288	$8,383

i. Reflects the removal of AccessOne’s historical interest expense for obligations not assumed by Phreesia on the Closing Date.

j. The following table summarizes the components of the adjustments to income tax (expense) benefit included in the Transaction Accounting Adjustments column of the unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2025 and the year ended January 31, 2025 (in thousands):

	Nine months ended October 31, 2025	Year ended January 31, 2025
Valuation allowance release(1)	$—	$13,656
Adjustments to remove income tax expense recorded in historical periods(2)	1,125	402
Other income tax adjustments(3)	(339)	474
Total Transaction Accounting Adjustments	$786	$14,532

(1) Represents the release of a portion of the valuation allowance related to the Company's preexisting deferred tax assets primarily due to the recognition of deferred income tax liabilities associated with the acquired intangible assets, which provide sufficient taxable income to realize the Company’s preexisting deferred tax assets. The income tax benefit adjustment related to the reduction of the valuation allowance is nonrecurring.

(2) Represents the removal of all income tax expense reflected in AccessOne’s historical results for the nine months ended October 31, 2025 as well as the removal of total deferred income tax expense and current federal income tax expense reflected in AccessOne’s historical results for the year ended January 31, 2025.

(3) Other income tax adjustments reflect the state income taxes attributable to AccessOne’s historical results for the nine months ended October 31, 2025 together with the state income tax effects associated with the Transaction Accounting Adjustments for the nine months ended October 31, 2025 and the year ended January 31, 2025. There are no expected federal income tax impacts as a result of the Company’s history of pre-tax losses.

k. Reflects the adjustment to diluted weighted-average common shares outstanding to match basic weighted-average common shares outstanding. Since the Company was in a pro forma combined net loss position for the nine months ended October 31, 2025, pro forma combined loss per share attributable to common stockholders was the same on a basic and diluted basis.

l. The unaudited pro forma condensed combined financial information also includes transaction expenses incurred by Phreesia in connection with the Acquisition, primarily legal, advisory, and other professional services. These costs are nonrecurring and will not impact the combined results of operations beyond twelve months after the Closing Date. These non-recurring transaction expenses are reflected as if they were incurred on February 1, 2024, the date of the Acquisition for purposes of the unaudited pro forma condensed combined statement of operations. Amounts already recorded in historical results have not been removed.

Other Transaction Accounting Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2025 and for the year ended January 31, 2025.

iii. Reflects the interest expense associated with the Bridge Loan used to finance a portion of the purchase price, including amortization of related debt discount. The adjustment to record interest expense assumes the Bridge Loan was obtained on February 1, 2024 and was outstanding for the entire nine months ended October 31, 2025 and year ended January 31, 2025. The interest rate assumed for purposes of preparing this unaudited pro forma condensed combined financial information is 8.0%. This rate approximates the three-month SOFR of

4.0% on November 12, 2025, plus the margins specified in the Bridge Loan. The following adjustments have been recorded to interest expense (in thousands):

	Nine months ended October 31, 2025	Year ended January 31, 2025
Adjustment to reflect estimated Bridge Loan interest expense	$(6,600)	$(8,800)
Adjustment to reflect amortization of Bridge Loan debt discount	(2,342)	(3,122)
Total Other Transaction Accounting Adjustments	$(8,942)	$(11,922)

A 1/8 of a percentage point increase or decrease in the benchmark rate would not result in a significant change in interest expense for the nine months ended October 31, 2025 and year ended January 31, 2025.

iv. Other Transaction Accounting Adjustments do not reflect income tax effects related to the interest expense associated with the Bridge Loan due to the application of interest limitation rules and the existence of a full valuation allowance on federal interest carryforwards. In addition, the impact on current state income taxes is not material.